As filed with the Securities and Exchange Commission on August 15, 2014

Registration No. 333-175001
Registration No. 333-156491
Registration No. 333-140353
Registration No. 333-99317
Registration No. 333-53333
Registration No. 333-53309
Registration No. 333-43769
Registration No. 333-43767
Registration No. 333-43765

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175001
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-156491
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-140353
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-99317
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-53333
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-53309
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-43769
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-43767
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-43765
UNDER
THE SECURITIES ACT OF 1933

 UNS ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Arizona	86-0786732
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
88 East Broadway Boulevard
Tucson, AZ 85701
(Address, including zip code, of Registrant's principal executive offices)

UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan
UniSource Energy Corporation Management and Directors Deferred Compensation Plan II
UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan
UniSource Energy Corporation 1994 Outside Director Stock Option Plan
Tucson Electric Power Company Triple Investment Plan for Salaried Employees
Tucson Electric Power Company Supplemental Retirement Account for Classified Employees
UniSource Energy Corporation Management and Directors Deferred Compensation Plan
UniSource Energy Corporation 1994 Omnibus Stock and Incentive Plan
UniSource Energy Corporation 1994 Outside Director Stock Option Plan
(Full title of the plans)

Todd C. Hixon, Esq.
Vice President and General Counsel
UNS Energy Corporation
88 East Broadway Boulevard
Tucson, AZ 85701
(520) 571-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
These post-effective amendments ("the Amendments") are being filed by UNS Energy Corporation (the “Company”) to remove from registration all of the Company’s securities registered on the Company's registration statements on Form S-8 listed below (collectively, the “Registration Statements”), which remain unsold or otherwise unissued as of the date of filing of this Amendment:

•
Registration Statement No. 333-175001, filed on June 17, 2011, registering the Company’s common stock, no par value (the “Common Stock”), issuable under the UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan.

•
Registration Statement No. 333-156491, filed on December 30, 2008, registering Common Stock, Rights to Purchase Preferred Stock, Series X, without par value, and Deferred Compensation Obligations of the Company, issuable under the UniSource Energy Corporation Management and Directors Deferred Compensation Plan II.

•	Registration Statement No. 333-140353, filed on January 31, 2007, registering Common Stock of the Company, issuable under the UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan.

•	Registration Statement No. 333-99317, filed on September 9, 2002, registering Common Stock of the Company, issuable under the UniSource Energy Corporation 1994 Outside Director Stock Option Plan.

•
Registration Statement No. 333-53333, filed on May 21, 1998, registering Common Stock of the Company and Interests in the Tucson Electric Power Company Triple Investment Plan for Salaried Employees, issuable under the Tucson Electric Power Company Triple Investment Plan for Salaried Employees.

•
Registration Statement No. 333-53309, filed on May 21, 1998, registering Common Stock of the Company and Interests in the Tucson Electric Power Company Supplemental Retirement Account for Classified Employees, issuable under the Tucson Electric Power Company Supplemental Retirement Account for Classified Employees.

•
Registration Statement No. 333-43769, filed on January 6, 1998, registering Common Stock of the Company, issuable under the UniSource Energy Corporation Management and Directors Deferred Compensation Plan.

•	Registration Statement No. 333-43767, filed on January 6, 1998, registering Common Stock of the Company, issuable under the UniSource Energy Corporation 1994 Omnibus Stock and Incentive Plan.

•	Registration Statement No. 333-43765, filed on January 6, 1998, registering Common Stock of the Company, issuable under the UniSource Energy Corporation 1994 Outside Director Stock Option Plan.
On August 15, 2014, pursuant to an Agreement and Plan of Merger, dated as of December 11, 2013, by and among FortisUS Inc., Color Acquisition Sub Inc. (“Merger Sub”), Fortis Inc. (solely for purposes of certain provisions thereof) and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of FortisUS Inc. (the “Merger”). In the Merger, each outstanding share of Common Stock (other than shares owned by FortisUS Inc., Merger Sub, Fortis Inc., the Company, or any of their respective wholly-owned subsidiaries) was cancelled and converted into the right to receive $60.25 per share of Common Stock in cash.
As a result of the Merger, the Company terminated all offerings of securities of the Company pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remained unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements which remain unsold or otherwise unissued as of the date of filing of this Amendment.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on August 15, 2014.

UNS ENERGY CORPORATION

By:	/s/ Kevin P. Larson
Name:	Kevin P. Larson
Title:	Senior Vice President & Chief Financial Officer